Exhibit 2

BP Oil Espana S.A. is a 100% owned subsidiary of BP Espana S.A., BP Espana S.A. is a

100%-owned subsidiary of BP Global Investments Limited; BP Global Investments Limited

 is a 100%-owned subsidiary of BP p.l.c.